UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No.     )1/

TERRA INDUSTRIES INC.

(Name of Issuer)

Common Stock, without par value

(Title or Class of Securities)

880915103 (CUSIP Number)

December 20, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

1/	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 880915103	13G	Page 2 of 11

1	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Seneca Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 1,600,000 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 1,600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,600,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

*	All percentage ownerships reported in this Schedule 13G are based on 92,983,685 shares of Common Stock issued and outstanding as of December 23, 2004, as reported by the Issuer (as defined below) in its Rule 424(b)(3) filing made with the Securities and Exchange Commission on December 23, 2004.

CUSIP No. 880915103	13G	Page 3 of 11

1	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Seneca Capital Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 1,600,000 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 1,600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,600,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO - Limited Liability Company

CUSIP No. 880915103	13G	Page 4 of 11

1	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Seneca Capital International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 3,400,000 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 3,400,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,400,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 880915103	13G	Page 5 of 11

1	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Seneca Capital Investments, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 3,400,000 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 3,400,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,400,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO - Limited Liability Company

CUSIP No. 880915103	13G	Page 6 of 11

1	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS Douglas A. Hirsch
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 5,000,000 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 5,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 880915103	13G	Page 7 of 11

ITEM 1	(a).	NAME OF ISSUER:

The name of the issuer is Terra Industries Inc. (the “Issuer”).

ITEM 1	(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

The Issuer’s principal executive office is located at Terra Centre, P.O. Box 6000, 600 Fourth Street, Sioux City, Iowa 51102-6000.

ITEM 2	(a).	NAME OF PERSON FILING:

ITEM 2	(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

ITEM 2	(c).	CITIZENSHIP:

Seneca Capital, L.P.
950 Third Avenue, 29th Floor
New York, NY 10022
(Delaware limited partnership)

Seneca Capital Advisors, LLC
950 Third Avenue, 29th Floor
New York, NY 10022
(Delaware limited liability company)

Seneca Capital International, Ltd.
c/o Consolidated Fund Management (BVI) Limited
PO Box HM 2257
Par La Ville Place
14 Par La Ville Road
Hamilton HMJX, Bermuda
(Cayman Islands (BWI) company)

Seneca Capital Investments, LLC
950 Third Avenue, 29th Floor
New York, NY 10022
(Delaware limited liability company)

Douglas A. Hirsch
c/o Seneca Capital
950 Third Avenue, 29th Floor
New York, NY 10022
(United States citizen)

ITEM 2	(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, without par value

CUSIP No. 880915103	13G	Page 8 of 11

ITEM 2	(e).	CUSIP NUMBER:

880915103

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

	(a)	☐	Broker or dealer registered under Section 15 of the Act.

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act.

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

	(f)	☐	Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

	(g)	☐	Parent holding company, in accordance with Rule 13d-1(b) (1)(ii)(G).

	(h)	☐	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP:

SENECA CAPITAL, L.P.

	(a)	Amount beneficially owned: 1,600,000

	(b)	Percent of class: 1.7%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: 0

		(ii)	Shared power to vote or direct the vote: 1,600,000

		(iii)	Sole power to dispose or to direct the disposition of: 0

		(iv)	Shared power to dispose or to direct the disposition of: 1,600,000

SENECA CAPITAL ADVISORS, LLC (1)

	(a)	Amount beneficially owned: 1,600,000

	(b)	Percent of class: 1.7%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: 0

		(ii)	Shared power to vote or direct the vote: 1,600,000

		(iii)	Sole power to dispose or to direct the disposition of: 0

		(iv)	Shared power to dispose or to direct the disposition of: 1,600,000

SENECA CAPITAL INTERNATIONAL, LTD.

	(a)	Amount beneficially owned: 3,400,000

	(b)	Percent of class: 3.7%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: 0

		(ii)	Shared power to vote or direct the vote: 3,400,000

CUSIP No. 880915103	13G	Page 9 of 11

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 3,400,000

SENECA CAPITAL INVESTMENTS, LLC (2)

(a)	Amount beneficially owned: 3,400,000

(b)	Percent of class: 3.7%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or direct the vote: 0

	(ii)	Shared power to vote or direct the vote: 3,400,000

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 3,400,000

DOUGLAS A. HIRSCH (3)

(a)	Amount beneficially owned: 5,000,000

(b)	Percent of class: 5.4%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or direct the vote: 0

	(ii)	Shared power to vote or direct the vote: 5,000,000

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 5,000,000

(1) Shares reported for Seneca Capital Advisors, LLC represent shares beneficially owned by Seneca Capital, L.P. Seneca Capital Advisors, LLC is the sole general partner of Seneca Capital, L.P.
(2) Shares reported for Seneca Capital Investments, LLC represent shares beneficially owned by Seneca Capital International, Ltd. Seneca Capital Investments, LLC is the sole investment manager of Seneca Capital International, Ltd.
(3) Shares reported for Douglas A. Hirsch represent shares beneficially owned Seneca Capital, L.P. and Seneca Capital International, Ltd., which entities may be deemed to be controlled by Mr. Hirsch because he is the managing member of each of Seneca Capital Advisors, LLC (the general partner of Seneca Capital, L.P.) and Seneca Capital Investments, LLC (the investment advisor of Seneca Capital International, Ltd.).

CUSIP No. 880915103	13G	Page 10 of 11

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

N/A

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

N/A

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

N/A

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

N/A

ITEM 10.	CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 2004

SENECA CAPITAL, L.P.

By:	Seneca Capital Advisors, LLC, its General Partner

By:	/s/ Douglas A. Hirsch
Douglas A. Hirsch
Managing Member

SENECA CAPITAL ADVISORS, LLC

By:	/s/ Douglas A. Hirsch
Douglas A. Hirsch
Managing Member

SENECA CAPITAL INTERNATIONAL, LTD.

By:	Seneca Capital Investments, LLC, its Investment Advisor

By:	/s/ Douglas A. Hirsch
Douglas A. Hirsch
Managing Member

CUSIP No. 880915103	13G	Page 11 of 11

SENECA CAPITAL INVESTMENTS, LLC

By:	/s/ Douglas A. Hirsch
Douglas A. Hirsch
Managing Member

DOUGLAS A. HIRSCH

/s/ Douglas A. Hirsch
Douglas A. Hirsch, individually